EXHIBIT 99.1

PRESS RELEASE

Prothena Announces up to $100 Million Share Repurchase Plan

DUBLIN, Ireland, February 27, 2026 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today announced that its Board of Directors has authorized a Share Repurchase Plan under which the Company may repurchase up to $100.0 million of the Company’s outstanding ordinary shares, par value $0.01 per share.

Prothena had cash, cash equivalents and restricted cash of $308.4 million and no debt as of December 31, 2025. Excluding any potential purchases under this Share Repurchase Plan, Prothena expects to end the year with approximately $255 million in cash, cash equivalents, and restricted cash. This financial guidance does not include the potential to earn up to $105 million of aggregate clinical milestone payments from strategic partners in 2026 related to the advancement of both coramitug for ATTR amyloidosis with cardiomyopathy by Novo Nordisk and PRX019 for neurodegenerative diseases by Bristol Myers Squibb.

Prothena may repurchase the shares from time to time in open market transactions, which may be structured to occur in accordance with the requirements of Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Prothena may also enter into Rule 10b5-1 plans to facilitate repurchases. The timing, number of shares repurchased, and prices paid for the shares under this program will depend on general business and market conditions as well as corporate and regulatory limitations, prevailing share prices, and other considerations. The Share Repurchase Plan will expire on December 31, 2026, may be suspended or discontinued at any time, and does not obligate the company to acquire any amount of ordinary shares. No amount or any amount of outstanding ordinary shares may be acquired by the expiration of the Share Repurchase Plan, at Prothena’s sole discretion.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including Parkinson’s disease, ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Amyotrophic lateral sclerosis (ALS) and a number of other neurodegenerative diseases. Prothena is developing and applying its proprietary CYTOPE® technology to target a broad spectrum of intracellular disease pathways in the brain and periphery. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, our plans and expectations regarding the Share Repurchase Plan, capital allocation, and other objectives and expectations; our anticipated cash burn and projected year end cash, cash equivalents, and restricted cash; and the receipt of clinical milestone payments in 2026. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2026, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

Contacts:

Mark Johnson, CFA, Vice President, Investor Relations
650-837-8550
IR@prothena.com
Media@prothena.com